Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the use in this Form-8K/A of Sharps Compliance Corp. of our report dated September 19, 2016, with respect to the financial statements of Citiwaste, LLC for the year ended December 31, 2015.

/s/ Pannell Kerr Forster of Texas, P.C.

Houston, Texas
September 19, 2016